ANDERSEN

Arthur Andersen LLP Suite 800 18201 Van Karman Avenue Irvine, CA 92612 Tel 949 757 3100 Fax 949 757 3163 www.andersen.com

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

May 22, 2002

Dear Sirs/Madam:

We have read the paragraphs of Item 4 included in the Form 8-K dated May 21, 2002 of Autobytel Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. With respect to paragraph (b) of Item 4, we have no direct knowledge of the Company’s process to replace us with new accountants and cannot comment on that information.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

cc: Mr. Hoshi Printer, CFO, Autobytel Inc.